Exhibit 99.1

WhiteHorse Finance, Inc. Issues Business Update Letter to Stakeholders

NEW YORK, NY, April 2, 2020 – WhiteHorse Finance, Inc. (the "Company") (Nasdaq: WHF) today issued the following business update letter to stakeholders in light of evolving market conditions amid the coronavirus disease (“COVID-19”) pandemic. The full text of the letter follows:

Dear Stakeholder,

I hope that all of you are safe and healthy as we go through this unprecedented time in the world. WhiteHorse Finance, Inc. (“WHF”) management would like to share an update to provide increased transparency during this uncertain time. The H.I.G. WhiteHorse Direct Lending team, which manages the WHF portfolio of assets, has been working remotely for several weeks now and is taking advantage of the H.I.G. Capital (“H.I.G.”) communication networks and tools that are in place to keep the business operating smoothly in the face of disruptions from COVID-19.

Over the past four years, management of WHF has communicated to shareholders a strategy and investment philosophy that was designed to create stability in the face of a market downturn. The specific actions we have shared with you and have executed include the following:

1) Reducing the concentration of second lien loans in the portfolio to approximately 10%. Historically, second lien loans experienced higher valuation volatility and loss severity than first lien loans in times of economic stress. At this time, WHF has exposure to only three second lien loans, and we believe that each of these, as listed in our public disclosures, has very low cycle risk.

2) Increasing the diversity of the portfolio of loans so that no new asset is more than 3% of cost within the portfolio. We expect this greater diversity to insulate WHF from downside risk on any one or two assets experiencing credit challenges. As of year-end December 31, 2019, WHF had investments in 51 portfolio companies, with an average investment size of $10.0 million, or 1.9% of our debt portfolio, based on fair value.

3) Underwriting to a repeat of the Great Recession. In the underwriting cases for each loan we consider, we have included a downside case which mirrors that company’s performance during 2008 and 2009. Until the onset of the COVID-19 crisis, we believed that this downside case was more severe than what the economy was likely to experience during our investment horizon. We now believe that in certain sectors, including travel, events, social gathering places, restaurants, and oil and gas, the severity of this crisis is likely to be materially greater than that of the Great Recession. As a result of WHF’s underwriting conservatism, there are no loans to companies in deeply cyclical sectors, including auto suppliers, construction and oil and gas producers. In addition, we have no loans to restaurant franchisees and only one loan to a restaurant franchisor.

4) Avoiding the aggressive terms that have been common across the market over the last few years. WHF management has focused on a direct sourcing strategy where the majority of assets were directly originated from our 12 regional offices across North America. In directly originating assets, the portfolio of WHF is largely made up of “old fashioned” loans made on “old fashioned” terms. As previously communicated, the WHF loan portfolio has an average debt to EBITDA multiple of 3.6x at origination. This compares to the large cap loan market, where many loans have been made at 5.0-8.5x EBITDA. In addition, unlike the broad market which is about 80% covenant lite, we have gotten covenant protection on all the directly originated loans in the portfolio and WHF has only one covenant lite loan. By lending at lower leverage levels with greater structural protections, we believe our portfolio has more downside cushion on debt service. Further, with covenant protections, we will have an opportunity to negotiate for some form of credit support from owners if performance of a borrower declines.

5) Focusing on the lower mid-market and mid-market non-syndicated loan segment, which we believe is less volatile. The large cap syndicated market has experienced significant swings in valuations in the past due to both changes in credit landscape and also changes in liquidity in that segment of the market. Historically, swings in value in the middle market have been much less severe than in the large cap syndicated market. While our loan portfolio valuations will be impacted by changes in the credit landscape, due to our direct origination strategy, many of our loans are at modest leverage multiples while earning a credit spread which we believe was in excess of the prior market’s terms. For these assets, we currently expect mark to market impacts to be less significant than the large cap syndicated market.

6) Executing a conservative and flexible leverage policy. Just prior to year-end 2019, we renewed and increased our lending facility with JP Morgan Chase Bank, National Association (“JPM”) on more favorable terms that included a higher advance rate of 60%, a larger size of $250 million, a lower price of L+250 and an extension of maturity to November of 2024. Currently, our borrowing base formula is in excess of $250 million and we have the option to increase the JPM facility if desired. Also, during 2018, WHF issued more unsecured notes to lower our utilization under our secured facility. None of our unsecured notes mature until 2023. The goal of these actions was to make sure that WHF was positioned for stability if and when an economic downturn occurred.

In order for WHF to be out of compliance with our advance rate limit, where our lender would require a margin call or could require us to sell assets to lower leverage levels, the average mark on our assets that currently collateralize the JPM facility – where we have $231 million of borrowings outstanding as of March 31, 2020 – would have to fall to approximately 64.5% of par. This is after factoring in outstanding borrowings and approximately $17 million of discretionary cash on-hand which could be used to pay down these borrowings further if necessary.

Over the past few weeks, the H.I.G. WhiteHorse credit team has been in close contact with the owners and management teams of each of our portfolio companies. With the rapid onset of the crisis, these owners and management teams have been actively assessing the likely impacts to their businesses and are coordinating with us to guide their companies through the fallout. In dealing with the economic decline that is occurring right now and in the coming quarters, we are operating under a philosophy that we will work hand in hand with our borrowers to support them. We expect owners to support their firms with additional equity where possible, and we will react to this by showing flexibility in our terms as appropriate. While the full effect of this cannot be quantified at this time, we do expect a negative impact to cash flows earned by WHF during Q2 and Q3 and will provide further updates as we gain more clarity. Fluctuations in our cash flow levels could impact our upcoming quarterly distribution, which we may temporarily align with core earnings as we focus our cash allocation strategy on supporting our portfolio companies.

We are actively working with our borrowers to assess COVID-19 impacts. At this time, there are three credits in the fitness and events industries that we believe are most impacted by COVID-19. With health clubs temporarily closed and all events cancelled, these companies are experiencing significant cash flow strain.  Each of these credits is owned by a private equity firm, and we are working with these owners to support these companies through this crisis. As of December 31, 2019, the total amount of exposure we have across these three credits is approximately $31 million.

WHF benefits from the fact that its investment adviser, H.I.G. WhiteHorse Advisers, LLC, is part of H.I.G., a leader in the middle-market and lower middle-market, with over $37 billion of capital with over 700 employees. In dealing with troubled credits, we have access to the knowledge and talent of H.I.G.’s distressed debt organization as well as hundreds of private equity professionals who have managed acquisitions of over 300 companies during the past 27 years. In addition, the senior professionals of the H.I.G. WhiteHorse team all have significant experience in managing troubled credit situations.

In summary, over the past four years, the WHF management team has sought to position WHF to exhibit as much stability as possible through an economic decline. We have attempted to avoid deeply cyclical sectors and have only made loans where we believed a repeat of the Great Recession would allow us to recover 100% of our loans. We have focused on moderate leverage, first lien lending and have not extended a new second lien loan since 2018. We believe the documents on our loans are much more conservative than typical, large cap documents and our terms include covenant protection on each directly originated deal. Additionally, we have taken a conservative position on WHF’s liquidity, making sure we have a top-tier leverage partner and very significant cushion against default.

We understand that this is a very challenging time for our shareholders and our WHF team, with an unprecedented level of uncertainty. I assure you that we are fully operational and working hard to maximize the performance of the WHF portfolio of assets and are committed to providing you ongoing transparency.

Regards,

Stuart Aronson

CEO & Director
WhiteHorse Finance, Inc.

About WhiteHorse Finance, Inc.

WhiteHorse Finance, Inc. is a business development company that originates and invests in loans to privately held, lower middle market companies across a broad range of industries. WHF’s investment activities are managed by its investment adviser, H.I.G. WhiteHorse Advisers, LLC, an affiliate of H.I.G. Capital, LLC (“H.I.G. Capital”). H.I.G. Capital is a leading global alternative asset manager with approximately $37 billion of capital under management* across a number of funds focused on the small and mid-cap markets. For more information about H.I.G. Capital, please visit www.higcapital.com. For more information about WHF, please visit www.whitehorsefinance.com.

Forward-Looking Statements

This letter contains forward-looking statements that involve substantial risks and uncertainties, including that the current economic environment continues to pose exceptional challenges as we do not know the full extent of the impact that the COVID-19 global pandemic will have on the economy. As a result, there can be no assurance that the spread of the COVID-19 virus and the related downturn will not materially and adversely affect the performance of some or all of our portfolio companies, or that the impact of these developments, together with any resulting deterioration in the credit quality of our investment portfolio, will not materially and adversely affect our results of operations and financial condition. The statements herein involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about our company, our current and prospective portfolio investments, our industry, our beliefs and our assumptions. Words such as "anticipates," "expects," "intends," "plans," "will," "may," "continue," "believes," "seeks," "estimates," "would," "could," "should," "targets," "projects," and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of the assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this letter should not be regarded as a representation by us that our plans and objectives will be achieved. These risks and uncertainties include those described or identified in the sections entitled “Risk Factors” and elsewhere in our filings made with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this letter. Moreover, we assume no duty and do not undertake to update the forward-looking statements.

* Based on total capital commitments managed by H.I.G. Capital and affiliates.

Contacts

Stuart Aronson

WhiteHorse Finance, Inc.

212-506-0500

saronson@higwhitehorse.com

Joyson C. Thomas

WhiteHorse Finance, Inc.

305-379-2322

jthomas@higwhitehorse.com

Sean Silva

Prosek Partners

646-818-9122

ssilva@prosek.com

Source: WhiteHorse Finance, Inc.

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